4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter 2019
Net Earnings of $90 Million, EBITDA of $301 Million
Higher Year-Over-Year Urea, UAN and AN Prices Support Increased Margins
Lower Volumes Driven by Wet, Cold Weather Delaying Spring Application Season
Expect Strong Nitrogen Demand Through End of First Half 2019

DEERFIELD, IL—May 1, 2019—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its first quarter ended March 31, 2019.

Highlights

•	Net earnings of $90 million, or $0.40 per diluted share; EBITDA(1) of $301 million; adjusted EBITDA(1) of $305 million

•	Repurchased approximately 1.5 million shares during the quarter under the previously announced
$1 billion share repurchase program authorized through 2021

Overview of Results

CF Industries Holdings, Inc. today announced first quarter 2019 net earnings attributable to common stockholders of $90 million, or $0.40 per diluted share; EBITDA of $301 million; and adjusted EBITDA of $305 million. As a result of a net incentive tax credit of $30 million recognized during the quarter, the company’s first quarter 2019 net earnings of $0.40 per diluted share included a $0.13 per share net income tax benefit. These results compare to first quarter 2018 net earnings attributable to common stockholders of $63 million, or $0.27 per diluted share; EBITDA of $302 million; and adjusted EBITDA of $296 million.

“The CF team’s strong execution, along with generally higher nitrogen prices compared to the year before, helped CF deliver solid results in the first quarter despite lower sales volumes driven by wet and cold weather,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Looking ahead, we expect a compressed planting season and transportation issues to create logistical challenges in the Corn Belt over the next two months. We believe that our in-region production and extensive transportation and distribution network are tremendous advantages in this environment, enabling us to reliably deliver products to our customers when and where they need it.”
________________________________________________________________

(1)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Operations Overview

CF Industries continued operating safely and efficiently. As of March 31, 2019, the company’s 12-month rolling average recordable incident rate was 0.60 incidents per 200,000 work hours.

Sales Overview

Net sales in the first quarter of 2019 were $1,001 million compared to $957 million in the same period last year. The increase was primarily due to higher average selling prices for granular urea, urea ammonium nitrate (UAN) and ammonium nitrate (AN).

Total sales volumes for the first quarter were lower compared to the same period in 2018 as an extended period of wet and cold weather in North America delayed the spring application season, resulting in lower UAN and ammonia sales volumes partially offset by higher granular urea volumes, including higher exports, and higher AN sales volumes in the United Kingdom.

Average selling prices for the first quarter of 2019 were higher year-over-year across most segments due to a tighter global nitrogen supply and demand balance than the prior period.

Cost of sales for the first quarter of 2019 increased slightly compared to the first quarter of 2018 driven primarily by higher realized natural gas costs and higher costs related to plant maintenance partially offset by the impact of lower sales volume.

In the first quarter of 2019, the average cost of natural gas reflected in the company’s cost of sales was $3.68 per MMBtu compared to the average cost of natural gas in cost of sales of $3.33 per MMBtu for the first quarter of 2018.
The increase reflects the impact of inventory sold during the quarter that was produced in the fourth quarter of 2018 when natural gas costs were higher.

Looking ahead, the company expects the cost of natural gas for 2019 to be well below 2018 levels. During the first quarter of 2019, the average cost of natural gas at Henry Hub in North America was $2.89 per MMBtu, and the average cost of natural gas at the National Balancing Point in the United Kingdom was $6.56 per MMBtu. This compares to the average cost of natural gas at Henry Hub in North America of $3.02 per MMBtu, and the average cost of natural gas at the National Balancing Point in the United Kingdom of $8.20 per MMBtu in the first quarter of 2018. Through the end of 2019, Henry Hub natural gas futures remain well below $3.00, and below 2018 costs.

Market Overview

CF continues to expect strong nitrogen fertilizer demand in North America during the first half of 2019. A favorable corn-to-soybean ratio suggests an increase in corn plantings in the United States compared to 2018. Additionally, cold and wet weather in the fourth quarter of 2018 limited ammonia applications in the region, suggesting a nitrogen deficit in many areas that will need to be made up by spring applications of ammonia or upgraded products.

Cold and wet weather impacted the first quarter of 2019 and continued into the second quarter, delaying spring fertilizer applications throughout North America. More favorable weather since the middle of April has allowed fieldwork and fertilizer applications to begin, with corn plantings as of April 29, 2019, in the United States on pace with 2018.

Throughout the first quarter and into May, weather conditions also caused significant disruptions to rail and barge transportation. CF believes these logistical challenges will support strong in-region nitrogen pricing through the spring application season.

Outside of North America, CF expects net urea exports from China in 2019 to be in a similar range to 2018, despite higher exports during the first quarter of 2019. Demand for urea from India and Brazil should also support the global market, with India issuing its third urea tender of the year in late April and imports of urea to Brazil for the full year 2019 expected to increase due to the announced closure of two Petrobras urea plants.

Geopolitical issues that may affect the global nitrogen market include United States sanctions on Iran and UAN trade actions by the European Union. Urea from Iranian producers remains available at a significant discount to global prices due to the United States sanctions with few regions of the world open to purchasing from that country. Iranian producers will face additional challenges should the sanctions continue due to the loss of access to technical expertise, replacement parts for current plants and resources to support new construction. Provisional duties on UAN imports to the European Union from Russia, Trinidad, and the United States were announced by the European Union Commission in April 2019 and are expected to be finalized in October 2019.

Capital Expenditures

Capital expenditures in 2019 are projected to be $400-$450 million.

Liquidity

As of March 31, 2019, the company had cash and cash equivalents of $671 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

During the first quarter, the company repurchased approximately 1.5 million shares for $60 million.

During the first quarter of 2019, the company entered into an agreement to sell its Pine Bend dry bulk storage and logistics facility in Minnesota. In April of 2019, the sale closed and the company received proceeds of $55 million.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2019 is approximately $47 million.

Consolidated Results

	Three months ended March 31,
	2019	2018
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,001	$957
Cost of sales	781	767
Gross margin	$220	$190
Gross margin percentage	22.0%	19.9%

Net earnings attributable to common stockholders	$90	$63
Net earnings per diluted share	$0.40	$0.27

EBITDA(1)	$301	$302
Adjusted EBITDA(1)	$305	$296

Tons of product sold (000s)	4,087	4,303

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.70	$3.32
Realized derivatives (gain) loss in cost of sales(3)	(0.02)	0.01
Cost of natural gas in cost of sales	$3.68	$3.33

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.89	$3.02
National Balancing Point UK	$6.56	$8.20

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$2	$(3)
Depreciation and amortization	$188	$193
Capital expenditures	$80	$68

Production volume by product tons (000s):
Ammonia(4)	2,567	2,508
Granular urea	1,306	1,151
UAN (32%)	1,637	1,805
AN	482	458
_______________________________________________________________________________

(1)	See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended March 31,
	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$187	$212
Cost of sales	166	188
Gross margin	$21	$24
Gross margin percentage	11.2%	11.3%

Sales volume by product tons (000s)	606	664
Sales volume by nutrient tons (000s)(1)	497	544

Average selling price per product ton	$309	$319
Average selling price per nutrient ton(1)	376	390

Adjusted gross margin(2):
Gross margin	$21	$24
Depreciation and amortization	29	25
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)
Adjusted gross margin	$50	$48
Adjusted gross margin as a percent of net sales	26.7%	22.6%

Gross margin per product ton	$35	$36
Gross margin per nutrient ton(1)	42	44
Adjusted gross margin per product ton	83	72
Adjusted gross margin per nutrient ton(1)	101	88
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first quarter periods:

•	Ammonia sales volume decreased for the first quarter of 2019 compared to 2018 as applications were delayed in North America due to cold and wet weather.

•	Ammonia average selling prices decreased for the first quarter of 2019 compared to 2018 due to lower volumes of ammonia for agricultural use compared to the prior year.

•
Ammonia adjusted gross margin per ton increased for the first quarter of 2019 compared to 2018 due in part to a lower cost for purchased product from the company’s joint venture in Trinidad compared to the prior year.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended March 31,
	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$343	$264
Cost of sales	228	189
Gross margin	$115	$75
Gross margin percentage	33.5%	28.4%

Sales volume by product tons (000s)	1,184	982
Sales volume by nutrient tons (000s)(1)	545	452

Average selling price per product ton	$290	$269
Average selling price per nutrient ton(1)	629	584

Adjusted gross margin(2):
Gross margin	$115	$75
Depreciation and amortization	66	59
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	(1)
Adjusted gross margin	$182	$133
Adjusted gross margin as a percent of net sales	53.1%	50.4%

Gross margin per product ton	$97	$76
Gross margin per nutrient ton(1)	211	166
Adjusted gross margin per product ton	154	135
Adjusted gross margin per nutrient ton(1)	334	294
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first quarter periods:

•
Granular urea sales volume increased for the first quarter of 2019 compared to 2018 from increased production at the company’s Donaldsonville and Port Neal facilities due to production mix favoring urea.

•	Urea average selling prices improved in the first quarter of 2019 compared to 2018 due to a tighter global nitrogen supply and demand balance than the prior period.

•
Granular urea adjusted gross margin per ton increased for the first quarter of 2019 compared to 2018 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$256	$283
Cost of sales	195	230
Gross margin	$61	$53
Gross margin percentage	23.8%	18.7%

Sales volume by product tons (000s)	1,268	1,669
Sales volume by nutrient tons (000s)(1)	396	527

Average selling price per product ton	$202	$170
Average selling price per nutrient ton(1)	646	537

Adjusted gross margin(2):
Gross margin	$61	$53
Depreciation and amortization	46	63
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	(1)
Adjusted gross margin	$108	$115
Adjusted gross margin as a percent of net sales	42.2%	40.6%

Gross margin per product ton	$48	$32
Gross margin per nutrient ton(1)	154	101
Adjusted gross margin per product ton	85	69
Adjusted gross margin per nutrient ton(1)	273	218
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first quarter periods:

•	UAN sales volume for the first quarter of 2019 decreased compared to 2018 as the application season was delayed due to cold and wet weather.

•	UAN average selling prices improved in the first quarter of 2019 compared to 2018 due to a tighter global nitrogen supply and demand balance than the prior period.

•	UAN adjusted gross margin per ton increased for the first quarter of 2019 compared to 2018 due primarily to higher average selling prices partially offset by higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company’s Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended March 31,
	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$127	$100
Cost of sales	114	74
Gross margin	$13	$26
Gross margin percentage	10.2%	26.0%

Sales volume by product tons (000s)	501	417
Sales volume by nutrient tons (000s)(1)	166	140

Average selling price per product ton	$253	$240
Average selling price per nutrient ton(1)	765	714

Adjusted gross margin(2):
Gross margin	$13	$26
Depreciation and amortization	22	18
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—
Adjusted gross margin	$35	$44
Adjusted gross margin as a percent of net sales	27.6%	44.0%

Gross margin per product ton	$26	$62
Gross margin per nutrient ton(1)	78	186
Adjusted gross margin per product ton	70	106
Adjusted gross margin per nutrient ton(1)	211	314
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first quarter periods:

•	AN sales volume increased for the first quarter of 2019 compared to 2018 due to an earlier start to spring AN applications in the United Kingdom compared to the prior year.

•	AN average selling prices improved for the first quarter of 2019 compared to 2018 due to a tighter global nitrogen supply and demand balance than the prior period.

•
AN adjusted gross margin per ton was lower for the first quarter of 2019 compared to 2018 as higher average selling prices were more than offset by higher costs related to plant maintenance activities.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended March 31,
	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$88	$98
Cost of sales	78	86
Gross margin	$10	$12
Gross margin percentage	11.4%	12.2%

Sales volume by product tons (000s)	528	571
Sales volume by nutrient tons (000s)(1)	103	111

Average selling price per product ton	$167	$172
Average selling price per nutrient ton(1)	854	883

Adjusted gross margin(2):
Gross margin	$10	$12
Depreciation and amortization	17	17
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—
Adjusted gross margin	$27	$29
Adjusted gross margin as a percent of net sales	30.7%	29.6%

Gross margin per product ton	$19	$21
Gross margin per nutrient ton(1)	97	108
Adjusted gross margin per product ton	51	51
Adjusted gross margin per nutrient ton(1)	262	261
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first quarter periods:

•	Other segment volume decreased for the first quarter of 2019 primarily from lower supply availability of compound fertilizer products for sale in the United Kingdom due to plant maintenance issues.

•	Other average selling prices decreased in the first quarter of 2019 compared to 2018 due to the mix of products sold.

•	Other segment adjusted gross margin per ton was unchanged for the first quarter of 2019 compared to 2018.

Dividend Payment

On April 26, 2019, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on May 31, 2019 to stockholders of record as of May 15, 2019.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2019 results at 9:00 a.m. ET on Thursday, May 2, 2019. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility; our Yazoo City, Mississippi, facility; our Billingham and Ince facilities in the United Kingdom; and a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, and adjusted EBITDA as a percent of net sales to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s fertilizer products, the conditions in the international market for nitrogen products, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company’s senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company’s ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2019	2018
	(in millions, except per share amounts)
Net sales	$1,001	$957
Cost of sales	781	767
Gross margin	220	190
Selling, general and administrative expenses	58	57
Other operating—net	4	(21)
Total other operating costs and expenses	62	36
Equity in earnings of operating affiliate	7	7
Operating earnings	165	161
Interest expense	60	60
Interest income	(4)	(3)
Other non-operating—net	(1)	(1)
Earnings before income taxes	110	105
Income tax (benefit) provision	(8)	17
Net earnings	118	88
Less: Net earnings attributable to noncontrolling interests	28	25
Net earnings attributable to common stockholders	$90	$63

Net earnings per share attributable to common stockholders:
Basic	$0.40	$0.27
Diluted	$0.40	$0.27
Weighted-average common shares outstanding:
Basic	223.4	233.9
Diluted	224.6	234.8

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2019	December 31, 2018
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$671	$682
Accounts receivable—net	264	235
Inventories	446	309
Prepaid income taxes	1	28
Other current assets	30	20
Total current assets	1,412	1,274
Property, plant and equipment—net	8,471	8,623
Investment in affiliate	100	93
Goodwill	2,360	2,353
Operating lease right-of-use assets	285	—
Other assets	314	318
Total assets	$12,942	$12,661

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$432	$545
Income taxes payable	3	5
Customer advances	301	149
Current operating lease liabilities	85	—
Other current liabilities	5	6
Total current liabilities	826	705
Long-term debt	4,700	4,698
Deferred income taxes	1,135	1,117
Operating lease liabilities	203	—
Other liabilities	408	410
Equity:
Stockholders’ equity	2,955	2,958
Noncontrolling interests	2,715	2,773
Total equity	5,670	5,731
Total liabilities and equity	$12,942	$12,661

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2019	2018
	(in millions)
Operating Activities:
Net earnings	$118	$88
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	188	193
Deferred income taxes	14	29
Stock-based compensation expense	6	6
Unrealized net loss (gain) on natural gas derivatives	2	(3)
Unrealized loss on embedded derivative	1	—
Loss on disposal of property, plant and equipment	1	—
Undistributed earnings of affiliate—net of taxes	(8)	(3)
Changes in:
Accounts receivable—net	(28)	61
Inventories	(101)	(97)
Accrued and prepaid income taxes	24	(14)
Accounts payable and accrued expenses	(65)	(24)
Customer advances	152	65
Other—net	2	(19)
Net cash provided by operating activities	306	282
Investing Activities:
Additions to property, plant and equipment	(80)	(68)
Proceeds from sale of property, plant and equipment	5	8
Distributions received from unconsolidated affiliate	—	4
Other—net	—	1
Net cash used in investing activities	(75)	(55)
Financing Activities:
Financing fees	—	1
Dividends paid on common stock	(67)	(70)
Distributions to noncontrolling interests	(86)	(59)
Purchases of treasury stock	(87)	—
Issuances of common stock under employee stock plans	2	2
Shares withheld for taxes	(4)	(1)
Net cash used in financing activities	(242)	(127)
Effect of exchange rate changes on cash and cash equivalents	—	1
(Decrease) increase in cash and cash equivalents	(11)	101
Cash and cash equivalents at beginning of period	682	835
Cash and cash equivalents at end of period	$671	$936

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings attributable to common stockholders, net earnings attributable to common stockholders per ton and net earnings attributable to common stockholders as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2019	2018
	(in millions)
Net earnings	$118	$88
Less: Net earnings attributable to noncontrolling interests	(28)	(25)
Net earnings attributable to common stockholders	90	63
Interest expense—net	56	57
Income tax (benefit) provision	(8)	17
Depreciation and amortization	188	193
Less other adjustments:
Depreciation and amortization in noncontrolling interests(1)	(23)	(26)
Loan fee amortization(2)	(2)	(2)
EBITDA	301	302
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	(3)
Loss (gain) on foreign currency transactions including intercompany loans	2	(5)
Costs related to acquisition of TNCLP units	—	2
Total adjustments	4	(6)
Adjusted EBITDA	$305	$296

Net sales	$1,001	$957
Tons of product sold (000s)	4,087	4,303

Net earnings attributable to common stockholders as a percent of net sales	9.0%	6.6%
Net earnings attributable to common stockholders per ton	$22.02	$14.64
EBITDA as a percent of net sales	30.1%	31.6%
EBITDA per ton	$73.65	$70.18
Adjusted EBITDA as a percent of net sales	30.5%	30.9%
Adjusted EBITDA per ton	$74.63	$68.79
_______________________________________________________________________________

(1)
For the three months ended March 31, 2019, amount relates only to CFN, as we purchased the remaining publicly traded common units of Terra Nitrogen Company, L.P. (TNCLP) on April 2, 2018. For the three months ended March 31, 2018, amount includes $22 million related to CFN and $4 million related to TNCLP.

(2)	Loan fee amortization is included in both interest expense—net and depreciation and amortization.